Exhibit 10.01

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made and entered into as of June __, 2017, by and among I-Wellness Marketing Group, Inc. f/k/a Monarchy Ventures, Inc. f/k/a Monarchy Resources, Inc., a Nevada corporation (“IWMG”), on the one hand, and the shareholders of IWMG identified on Schedule 1 attached hereto (each a “Spud Shack Shareholder” and collectively, the “SPUD SHACK Shareholders”), on the other hand. IWMG and the SPUD SHACK Shareholders are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Share Exchange Agreement dated as of October 12, 2014 (the “Exchange Agreement”), pursuant to which IWMG issued to the SPUD SHACK Shareholders a total of 90,000,000 shares at $0.01 per share of common stock of IWMG (the “IWMG Shares”) in exchange for all of the issued and outstanding shares (the “Exchanged Shares”) of The Spud Shack Fry Company Ltd., a British Columbia company (“Spud Shack”);

WHEREAS, the SPUD SHACK Shareholders entered into the Exchange Agreement to access the capital markets of the United States for the purpose of growing the business operations of Spud Shack (the “Spud Shack Business”);

WHEREAS, the British Columbia liquor regulatory authorities have recently taken the position that each and every shareholder of IWMG must undergo a criminal background check even though IWMG is a public company and its stock is traded on the United States over-the-counter market, an unforeseen regulatory requirement that is either impossible or impracticable to comply with (the “Regulatory Requirement”);

WHEREAS, maintaining its British Columbia liquor license is necessary or desirable for the Spud Shack Business; and

WHEREAS, IWMG believes it is in the best interests of the shareholders of IWMG to remain a public company but avoid having to attempt compliance with the Regulatory Requirement by returning the Exchanged Shares to the Spud Shack Shareholders in exchange for the cancellation of the IWMG Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1. Exchange. Subject to the terms set forth in this Agreement, IWMG shall reassign and transfer back to the SPUD SHACK Shareholders the Exchanged Shares set forth in Schedule I.

2. Surrender of Shares; Additional Steps. As soon as practicable after the execution of this Agreement, the SPUD SHACK Shareholders shall surrender to IWMG for cancellation any and all certificates representing the IWMG Shares. Each of the Parties hereto further agrees to take all steps necessary and proper to effect the (a) the assignment to IWMG of the Concession; (b) the cancellation of the IWMG Shares; and (c) the reassignment of the Exchanged Shares, including, without limitation, promptly executing, delivering and/or filing any and all instruments, documents, notices or other agreements that reflect or evidence the foregoing.

3. Agreements and Representations.

3.1 Agreements and Representations by IWMG. IWMG hereby represents and warrants that IWMG has not endorsed, sold, transferred, assigned or pledged any of the Exchanged Shares and is the sole record and beneficial owner of the Exchanged Shares free and clear of any liens, encumbrances, or other rights of third parties. IWMG acknowledges that the SPUD SHACK Shareholders have not made any representation as to the Concession and that IWMG is acquiring the Concession on an as is basis. IWMG agrees to indemnify and hold the SPUD SHACK Shareholders harmless from any damages, losses, liabilities, costs and expenses resulting from a breach of the foregoing representations.

3.2 Representations by the SPUD SHACK Shareholders. Each SPUD SHACK Shareholder hereby severally represents, warrants, covenants and acknowledges that:

3.2.1 IWMG Shares. The SPUD SHACK Shareholder has not currently endorsed, sold, transferred, assigned or pledged the IWMG Shares or any interest in the IWMG Shares.

3.2.2 Authority. The SPUD SHACK Shareholder has the authority to enter into this Agreement and the transactions contemplated herein, and, when this Agreement is executed and delivered by the SPUD SHACK Shareholder, it shall constitute a legal, valid and binding obligation, enforceable against him or it in accordance with its terms.

3.2.3 Ability to Carry Out Obligations. The execution and delivery of this Agreement by the SPUD SHACK Shareholder and the performance by the SPUD SHACK Shareholder of his obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (i) any breach or violation of any of the provisions of or constitute a default under any charter document, bylaw, license, indenture, instrument, or other agreement or instrument to which the SPUD SHACK Shareholder is a party, or by which he may be bound, nor will any consents or authorizations of any party other than those hereto be required, (ii) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the SPUD SHACK Shareholder, or (iii) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of the SPUD SHACK Shareholder.

3.3 Mutual Representations. There have been no financial transactions between the Shareholders and IWMG, including dividends, loans, or intermingling of assets except for advances of cash made to IWMG by the SPUD SHACK Shareholders to support the filing requirements of IWMG in the amount of $51,591.66 (the “Shareholder Advances”). IWMG acknowledges itself indebted to and promises to pay to or to the order of Tim Ferguson (the “Lender”) on June 15, 2017 and with interest accruing and payable thereafter at the Canadian chartered bank’s prime commercial lending rate plus 5.00% per annum together with all other amounts payable by the Borrower to the Lender hereunder in lawful currency of Canada and in accordance with the terms hereof. All payments due under this Note shall be paid by check delivered to the Lender at the address previously set forth or at such other place and by such other means as the Lender shall designate in writing to the Borrower. Presentment for payment, protest, notice of protest and notice of dishonor of this indebtedness are all hereby waived. This indebtedness shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein. This indebtedness shall enure to the benefit of the Lender and his heirs, executors, personal and legal representatives, successors and/or assigns and shall be binding upon the Borrower and its successors and assigns. The Borrower shall forthwith pay to the Lender all costs of collection and/or enforcement of this indebtedness. Time shall in all respects be of the essence of this indebtedness. All amounts referred to in this Note shall be in Canadian dollars.

4. Mutual Releases; Indemnity.

4.1 By IWMG. With the exception of any liability to the Indemnified Parties arising under Section 4.4, below, IWMG, on behalf of itself and each of its subsidiaries, hereby forever releases, discharges the SPUD SHACK Shareholders, and waives and promises never to assert any claim, cause of action, and liabilities of any kind whatsoever against the SPUD SHACK Shareholders and their respective heirs, successors, and assigns, from any and all claims, demands, causes of action, and liabilities of any kind whatsoever, whether known or unknown, that have been or could have been asserted as a result of or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement or the execution and performance by IWMG of this Agreement.

4.2 By the SPUD SHACK Shareholders. Each SPUD SHACK Shareholder, on behalf of himself and his, successors and assigns, and each of his employees, representatives and agents, hereby forever releases, discharges IWMG, and waives and promises never to assert any claim, cause of action, and liabilities of any kind or nature whatsoever, whether or not now known, against IWMG and its affiliates, predecessors, successors and assigns, and each of its officers, directors, partners, members, shareholders, employees, representatives and agents, that have been or could have been asserted as a result of or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement or the execution and performance by the SPUD SHACK Shareholders of this Agreement.

4.3 Access to Information; Cooperation. Following the execution of this Agreement, IWMG will permit, upon reasonable prior notice and at reasonable times, access to, and will promptly make available to the SPUD SHACK Shareholders and their duly authorized representatives for inspection, review, and photocopying, all properties, books, records, accounts, documents and other information of or relating in any way to IWMG as the SPUD SHACK Shareholders may believe necessary for each to comply with any applicable corporate, tax, securities or other law, rule or regulation (e.g. filing tax returns) or to comply with any applicable law, rule or regulation or upon demand from a governmental authority.

4.4 Indemnity. Each of the SPUD SHACK Shareholders hereby jointly and severally agrees to defend and indemnify IWMG, and all of its officers, agents, and employees (the “Indemnified Parties”), against all claims, costs, expenses, and losses (including reasonable attorney fees and costs), whether asserted under contract, statute, common law, or otherwise, which may asserted by or awarded to any third parties against the Indemnified Parties and arising from or related to the execution and consummation of this Agreement.

5. Miscellaneous.

5.1 Agreement Conditional on Court Approval. This Agreement is expressly conditioned upon approval by the Eighth Judicial District Court for Clark County Nevada (the “Court”). The Court-appointed Receiver for IWMG shall, promptly upon the parties’ execution of this Agreement, file an appropriate motion with the Court seeking approval of this Agreement. This Agreement shall be deemed effective upon entry of an order by the Court granting such approval.

5.2 Further Assurances. Each Party will use all reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably desirable under applicable law to consummate the transactions contemplated by this Agreement. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

5.3 Survival of Representations and Warranties. All representations, warranties and covenants under this Agreement shall survive the delivery of this Agreement.

5.4 Affiliates. Wherever used in this Agreement, the term “affiliate” means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

5.6 Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties hereto, with respect thereto.

5.7 Effect of Headings. The Section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

5.8 Severability. In the event that any provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

5.9 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered by a nationally recognized courier or other means of personal service, or sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to IWMG:

If to the Shareholders:	At the addresses set forth on the signature page hereto

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given and until it actually is received by the individual for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

5.10 Waivers. No waiver by any Party of any misrepresentation or breach of any provision hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of any provision hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

5.11 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns, except that no Party may assign or transfer his or its rights or obligations under this Agreement.

5.12 Independent Counsel. The transactions contemplated by this Agreement together with this Agreement have been reviewed on behalf of the Company by independent counsel.

5.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date indicated above.

I-Wellness Marketing Group Inc.

By: /s/ Timothy Ferguson
Name: Timothy John Thomas Ferguson
Title: President

SHAREHOLDERS:

Signature: /s/ Timothy Ferguson	Signature: /s/Danny E. Close
Print Name: Timothy Ferguson	Print Name: Danny E. Close
Address: 13716-32 Ave Surrey, B.C. V4P 2B8	Address: 16705 62A Ave. Surrey, B.C. V3S 9L3

Telephone: 605.541.8085	Telephone: 604.562.2634
Email: timferguson@telus.net	Email: dan@danclose.com

SCHEDULE 1

SCHEDULE OF SHAREHOLDERS

AND

ALLOCATION OF SHARES

Name of Shareholder	Number of IWMG Shares to be Returned to IWMG for Cancellation	Number of Spud Shack Shares to be Transferred to Shareholder by IWMG

Danny Edward Close	12,000,000	12,000,000

Timothy Ferguson	18,166,667	18,166,667

Totals:	30,166,667	30,166,667